Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 30, 2020 with respect to the financial statements of Gemini Therapeutics, Inc. included in the Proxy Statement of FS Development Corp. that is made a part of the Registration Statement (Form S-4 No. 333-249785) and Prospectus of FS Development Corp. for the registration of 21,500,000 shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 11, 2021